UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

HILTON WORLDWIDE HOLDINGS INC.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

43300A 104

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP No. 43300A 104	Page 2 of 28 Pages

1.	Name of reporting persons: Hilton Hotels Holdings LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 729,584,173
	6.	Shared voting power: 0
	7.	Sole dispositive power: 729,584,173
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 729,584,173
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 74.1%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 43300A 104	Page 3 of 28 Pages

1.	Name of reporting persons: Blackstone A23 Holdings LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 22,908,571
	6.	Shared voting power: 0
	7.	Sole dispositive power: 22,908,571
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 22,908,571
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.3%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 43300A 104	Page 4 of 28 Pages

1.	Name of reporting persons: BH Hotels Holdco LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 729,584,173
	6.	Shared voting power: 0
	7.	Sole dispositive power: 729,584,173
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 729,584,173
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 74.1%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 43300A 104	Page 5 of 28 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VI L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 752,492,744
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 752,492,744
9.	Aggregate amount beneficially owned by each reporting person: 752,492,744
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 76.4%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 43300A 104	Page 6 of 28 Pages

1.	Name of reporting persons: Blackstone Capital Partners V L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 752,492,744
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 752,492,744
9.	Aggregate amount beneficially owned by each reporting person: 752,492,744
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 76.4%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 43300A 104	Page 7 of 28 Pages

1.	Name of reporting persons: Blackstone Management Associates V L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 752,492,744
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 752,492,744
9.	Aggregate amount beneficially owned by each reporting person: 752,492,744
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 76.4%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 43300A 104	Page 8 of 28 Pages

1.	Name of reporting persons: BMA V L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 752,492,744
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 752,492,744
9.	Aggregate amount beneficially owned by each reporting person: 752,492,744
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 76.4%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 43300A 104	Page 9 of 28 Pages

1.	Name of reporting persons: Blackstone Real Estate Associates VI L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 752,492,744
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 752,492,744
9.	Aggregate amount beneficially owned by each reporting person: 752,492,744
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 76.4%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 43300A 104	Page 10 of 28 Pages

1.	Name of reporting persons: BREA VI L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 752,492,744
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 752,492,744
9.	Aggregate amount beneficially owned by each reporting person: 752,492,744
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 76.4%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 43300A 104	Page 11 of 28 Pages

1.	Name of reporting persons: Blackstone Holdings III L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Quebec, Canada
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 752,492,744
	6.	Shared voting power: 0
	7.	Sole dispositive power: 752,492,744
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 752,492,744
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 76.4%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 43300A 104	Page 12 of 28 Pages

1.	Name of reporting persons: Blackstone Holdings III GP L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 752,492,744
	6.	Shared voting power: 0
	7.	Sole dispositive power: 752,492,744
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 752,492,744
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 76.4%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 43300A 104	Page 13 of 28 Pages

1.	Name of reporting persons: Blackstone Holdings III GP Management L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 752,492,744
	6.	Shared voting power: 0
	7.	Sole dispositive power: 752,492,744
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 752,492,744
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 76.4%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 43300A 104	Page 14 of 28 Pages

1.	Name of reporting persons: The Blackstone Group L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 752,492,744
	6.	Shared voting power: 0
	7.	Sole dispositive power: 752,492,744
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 752,492,744
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 76.4%
12.	Type of reporting person (see instructions): PN

13G

CUSIP No. 43300A 104	Page 15 of 28 Pages

1.	Name of reporting persons: Blackstone Group Management L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 752,492,744
	6.	Shared voting power: 0
	7.	Sole dispositive power: 752,492,744
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 752,492,744
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 76.4%
12.	Type of reporting person (see instructions): OO

13G

CUSIP No. 43300A 104	Page 16 of 28 Pages

1.	Name of reporting persons: Stephen A. Schwarzman
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 752,492,744
	6.	Shared voting power: 0
	7.	Sole dispositive power: 752,492,744
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 752,492,744
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 76.4%
12.	Type of reporting person (see instructions): IN

Item 1.	(a).	Name of Issuer

Hilton Worldwide Holdings Inc. (the “Company”)

	(b).	Address of Issuer’s Principal Executive Offices:

7930 Jones Branch Drive, Suite 1100, McLean, Virginia, 22102

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

		(i)	Hilton Hotels Holdings LLC
c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

		(ii)	Blackstone A23 Holdings LLC c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

		(iii)	BH Hotels Holdco LLC c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

		(iv)	Blackstone Real Estate Partners VI L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

		(v)	Blackstone Capital Partners V L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

		(vi)	Blackstone Management Associates V L.L.C. c/o The Blackstone Group L.P. 345 Park Avenue

New York, NY 10154
Citizenship: State of Delaware

(vii)	BMA V L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(viii)	Blackstone Real Estate Associates VI L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(ix)	BREA VI L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(x)	Blackstone Holdings III L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: Quebec, Canada

(xi)	Blackstone Holdings III GP L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xii)	Blackstone Holdings III GP Management L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xiii)	The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xiv)	Blackstone Group Management L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xv) Stephen A. Schwarzman
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: United States

Hilton Hotels Holdings LLC directly holds 729,584,173 shares of Common Stock and Blackstone A23 Holdings LLC (“Blackstone A23”, and together with Hilton Hotels Holdings LLC, the “Blackstone Vehicles”) directly holds 22,908,571 shares of Common Stock.

The sole member of Hilton Hotels Holdings LLC is BH Hotels Holdco LLC (“BH Hotels”). The managing members of each of BH Hotels and Blackstone A23 Holdings LLC are Blackstone Real Estate Partners VI L.P. and Blackstone Capital Partners V L.P. The general partner of Blackstone Capital Partners V L.P. is Blackstone Management Associates V L.L.C. The sole member of Blackstone Management Associates V L.L.C is BMA V L.L.C. The general partner of Blackstone Real Estate Partners VI L.P. is Blackstone Real Estate Associates VI L.P. The general partner of Blackstone Real Estate Associates VI L.P. is BREA VI L.L.C. The managing member of each of BREA VI L.L.C. and BMA V L.L.C. is Blackstone Holdings III L.P.

The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each such Reporting Person may be deemed to beneficially own the Common Stock beneficially owned by the Blackstone Vehicles directly or indirectly controlled by it or him, but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than the Blackstone Vehicles to the extent they directly hold shares of Common Stock) is the beneficial owner of Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares of Common Stock. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share (the “Common Stock”).

Item 2(e).	CUSIP Number:

43300A 104

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

Calculations of the percentage of shares of Common Stock beneficially owned assume 984,615,364 shares of Common Stock outstanding as disclosed in the final prospectus of the Company filed pursuant to Rule 424(b)(4) on December 13, 2013. As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Common Stock listed on such Reporting Person’s cover page. Hilton Hotels Holdings LLC directly holds 729,584,173 shares of Common Stock and Blackstone A23 Holdings LLC (“Blackstone A23”, and together with Hilton Hotels Holdings LLC, the “Blackstone Vehicles”) directly holds 22,908,571 shares of Common Stock.

(b) Percent of class:

As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of Common Stock listed on such Reporting Person’s cover page.

(c) Number of Shares as to which the Reporting Person has:

(i) Sole power to vote or to direct the vote:

See each cover page hereof.

(ii) Shared power to vote or to direct the vote:

See each cover page hereof.

(iii) Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv) Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014

HILTON HOTELS HOLDINGS LLC
By: BH Hotels Holdco LLC, its sole member
By: Blackstone Real Estate Partners VI L.P., its sole member
By: Blackstone Real Estate Associates VI L.P., its general partner
By: BREA VI L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE A23 HOLDINGS LLC
By: Blackstone Real Estate Partners VI L.P., its managing member
By: Blackstone Real Estate Associates VI L.P., its general partner
By: BREA VI L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BH HOTELS HOLDCO LLC
By: Blackstone Real Estate Partners VI L.P., its managing member
By: Blackstone Real Estate Associates VI L.P., its general partner
By: BREA VI L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE REAL ESTATE PARTNERS VI L.P.
By: Blackstone Real Estate Associates VI L.P., its general partner
By: BREA VI L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE REAL ESTATE ASSOCIATES VI L.P.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BREA VI L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE CAPITAL PARTNERS V L.P.
By: Blackstone Management Associates V L.L.C., its general partner
By: BMA V L.L.C., its managing member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE MANAGEMENT ASSOCIATES V L.L.C.
By: BMA V L.L.C., its managing member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BMA V L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III L.P.
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP L.P.
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P.
By: Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

STEPHEN A. SCHWARZMAN

By:	/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated February 14, 2014, among the Reporting Persons (filed herewith).